AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 2004

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMERCIAL CAPITAL BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	33-0865080
(State or other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

One Venture, 3rd Floor

Irvine, California 92618

(949) 585-7500

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Stephen H. Gordon

Chairman and Chief Executive Officer

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine California

(949) 585 7500

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.

Patton Boggs LLP

2550 M Street, NW

Washington D.C. 20037

(202) 457-6000

Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	949,319	$20.205	$19,180,991	$2,431

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock on July 20, 2004, as reported by the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

Commercial Capital Bancorp, Inc., a Nevada corporation (“Commercial Capital” or the “Registrant”), is filing this Form S-3 in connection with the merger (the “Merger”) of Hawthorne Financial Corporation, a Delaware corporation (“Hawthorne”), with and into Commercial Capital pursuant to the terms of an Agreement and Plan of Merger dated January 27, 2004 among Commercial Capital, CCBI Acquisition Corp. and Hawthorne (the “Merger Agreement”). The Merger was consummated on June 4, 2004.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each Hawthorne warrant representing a right to acquire shares of Hawthorne common stock which was then outstanding, whether or not vested or exercisable, was automatically converted into a warrant (the “Commercial Capital Warrant”) to purchase shares of Commercial Capital Common Stock, par value $.001 per share (“Common Stock”). From and after the effective time of the Merger, (i) each Hawthorne warrant assumed by Commercial Capital may be exercised solely for shares of Commercial Capital Common Stock (ii) the number of shares of Commercial Capital Common Stock subject to such Hawthorne warrant shall be equal to the number of shares of Hawthorne common stock subject to such Hawthorne warrant immediately prior to the effective time of the Merger multiplied by the exchange ratio in the Merger (1.9333), provided that any fractional shares of Commercial Capital Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iii) the per share exercise price under each such Hawthorne warrant shall be adjusted by dividing the per share exercise price under each such Hawthorne warrant by the exchange ratio in the Merger (1.9333), provided that such exercise price shall be rounded up to the nearest cent.

Commercial Capital agreed in the Merger Agreement to file a registration statement on Form S-3 with respect to the shares of Commercial Capital Common Stock subject to the Hawthorne warrants and to use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such shares of Commercial Capital Common Stock may be sold without a further holding period under Rule 144 under the Securities Act.

This Registration Statement, which registers an aggregate of 949,319 shares of Commercial Capital Common Stock, has been filed in accordance with Commercial Capital’s obligations under the Merger Agreement.

Information contained herein is subject to completion or amendment. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor offers to buy be accepted prior to the time the registration statement becomes effective.

SUBJECT TO COMPLETION, DATED JULY 22, 2004

PROSPECTUS

COMMERCIAL CAPITAL BANCORP, INC.

949,319 SHARES OF COMMON STOCK

This Prospectus relates to the offer and sale by certain Selling Securityholders named herein, which we refer to as Selling Securityholders, of 949,319 shares of common stock, par value $0.001 per share (the “Common Stock”), of Commercial Capital Bancorp, Inc. (“Commercial Capital”). The Selling Securityholders are former shareholders of Hawthorne Financial Corporation (“Hawthorne”), which was acquired by Commercial Capital on June 4, 2004 (the “Merger”) pursuant to the terms of an Agreement and Plan of Merger among Commercial Capital, CCBI Acquisition Corp. and Hawthorne (the “Merger Agreement”). The shares of Commercial Capital Common Stock were issued pursuant to the exercise of warrants which were initially granted by Hawthorne to purchase shares of Hawthorne common stock. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each Hawthorne warrant representing a right to acquire shares of Hawthorne common stock which was then outstanding, whether or not vested or exercisable, was automatically converted into a warrant to purchase shares of Common Stock (the “Commercial Capital Warrant”).

The Selling Securityholders from time to time may offer and sell the Common Stock held by them directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange or automated inter-dealer quotation system on which the Common Stock are listed or traded, if any, in privately-negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the names of any broker-dealer or agent and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. Commercial Capital will not receive any of the proceeds from the sale of Common Stock by the Selling Securityholders. Commercial Capital will receive from the Selling Securityholders the exercise price paid to receive the Common Stock issuable pursuant to the Commercial Capital Warrants, which are exercisable at $0.74 per share, or an aggregate of $702,496, without giving effect to the expense associated with the preparation and filing of this Registration Statement. Commercial Capital has agreed to bear certain expenses of registration of the Common Stock. See “Plan of Distribution.”

The Selling Securityholders and any broker-dealers or agents that participate in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any profit on the sale of the Common Stock by them and any commissions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See “Plan of Distribution.”

The Common Stock is traded on the Nasdaq Stock Market’s National Market under the symbol “CCBI.”

See “ Risk Factors” commencing on page 4 for certain information that should be considered by prospective investors in the securities offered hereby.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits or other obligations of a Bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is July     , 2004

AVAILABLE INFORMATION

Commercial Capital (which term includes its subsidiaries, unless the context otherwise requires) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Commercial Capital’s reports, proxy statements or other information filed by Commercial Capital may be read and copied at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these documents, upon payment of a duplicating fee, may be requested by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Commercial Capital’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov). Reports, proxy statements and other information about the Company may also be inspected at the offices of the Nasdaq National Market, 33 Whitehall Street, New York, New York, 10004.

This Prospectus constitutes a part of a Registration Statement on Form S-3 (the “Registration Statement”) filed by Commercial Capital with the Commission under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to Commercial Capital and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Commercial Capital is subject to the informational and reporting requirements of Sections 13(a) and 15(d) of the Exchange Act and in accordance therewith files reports and other information with the Commission. The following documents filed by Commercial Capital with the Commission are incorporated into this Registration Statement by reference:

a. Commercial Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 12, 2004.

b. Commercial Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004; and

c. Current Reports on Form 8-K filed on January 28, 2004, February 13, 2004, February 18, 2004, February 20, 2004, February 24, 2004, February 25, 2004, March 8, 2004, March 22, 2004, April 22, 2004, April 27, 2004, May 6, 2004, May 25, 2004, May 26, 2004, June 7, 2004, June 14, 2004 and June 28, 2004.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

As used herein, the terms “Prospectus” and “herein” mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

Commercial Capital will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Commercial Capital Bancorp, Inc., One Venture, 3rd Floor. Irvine, California 92618, Attention: Richard Sanchez, Chief Administrative Officer and Corporate Secretary. Commercial Capital’s telephone number is (949) 585-7500.

THE COMPANY

Commercial Capital is a diversified financial services holding company incorporated under the laws of the State of Nevada in 1999 and the parent company of Commercial Capital Bank (the “Bank”), a federally chartered savings bank. The Bank operates 20 banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine (3), Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and 12 lending offices, located in Sacramento, Corte Madera, Burlingame, Oakland, Woodland Hills, Encino, West Los Angeles, El Segundo, Tustin, Irvine, Riverside, and San Diego, California, with plans to open a banking office in Beverly Hills, California in September 2004 and Crystal Cove, California in early 2005. Other subsidiaries of Commercial Capital include Commercial Capital Mortgage, Inc. (“CCM”), a commercial mortgage banking company, ComCap Financial Services Inc., a registered broker dealer and Commercial Capital Asset Management, Inc., an asset management firm. Commercial Capital’s principal executive offices are located at One Venture, Third Floor, Irvine, California 92618 and its telephone number is (949) 585-7500.

RISK FACTORS

Prospective investors should carefully review the following factors, as well as the other information contained in this Prospectus, in connection with the Common Stock offered hereby. When used in this Prospectus, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Commercial Capital wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various risks and uncertainties, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect Commercial Capital’s financial performance and could cause Commercial Capital’s actual results for future periods to differ materially from those anticipated or projected. The risks highlighted herein should not be assumed to be the only factors that could affect the future performance of Commercial Capital.

Commercial Capital may fail to realize the anticipated benefits from the merger with Hawthorne. Commercial Capital completed its acquisition of Hawthorne on June 4, 2004. The success of the merger will depend on, among other things, Commercial Capital’s ability to realize anticipated cost savings and to combine the businesses of the Bank and Hawthorne Savings, which was the federally chartered savings bank subsidiary of Hawthorne, in a manner that does not materially disrupt the existing customer relationships of Hawthorne Savings or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Commercial Capital is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Commercial Capital relies, in part, on external financing to fund its operations and the unavailability of such funds in the future could adversely impact its growth strategy and prospects. The Bank relies on deposits, advances from the FHLB of San Francisco, reverse repurchase agreements and capital infusions from Commercial Capital with proceeds raised from the issuance of trust preferred securities to fund its operations. The Bank has also historically relied on certificates of deposit, primarily obtained out of its market area. While the Bank has reduced its reliance on certificates of deposit and has been successful in promoting its transaction deposit products (money markets, savings and checking), jumbo and brokered deposits nevertheless constituted a significant portion of total deposits at March 31, 2004. Although management has historically been able to replace such deposits on maturity if desired, no assurance can be given that the Bank would be able to replace such funds at any given point in time were its financial condition or market conditions to change. Furthermore, no assurance can be given that Commercial Capital will be able to continue to issue trust preferred securities, thereby depriving the Bank of a source of capital.

CCM relies on a warehouse line of credit to fund its loan originations which renews annually.

Although Commercial Capital considers such sources of funds adequate for its current capital needs, it may seek additional debt or equity capital in the future to achieve its long-term business objectives. The sale of equity or convertible debt securities in the future may be dilutive to Commercial Capital’s stockholders, and debt refinancing arrangements may require Commercial Capital to pledge some of its assets and enter into covenants that would restrict its ability to incur further indebtedness. There can be no assurance that additional financing sources, if sought, would be available to Commercial Capital or, if available, would be on terms favorable to Commercial Capital. If additional financing sources are unavailable or are not available on reasonable terms, Commercial Capital’s growth strategy and future prospects could be adversely impacted.

Commercial Capital’s business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance. Commercial Capital is unable to predict fluctuations of market interest rates, which are affected by many factors, including:

•	inflation;

•	recession;

•	a rise in unemployment;

•	tightening money supply;

•	and domestic and international disorder and instability in domestic and foreign financial markets.

Changes in the interest rate environment may reduce Commercial Capital’s profits. The Bank is expected to continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. While the Company expects its projected net interest income will increase during the 12 months following March 31, 2004 in all interest rate scenarios (flat, rising and declining) when compared to its historical net interest income due to the projected growth in the Bank’s balance sheet, both a gradual increase or decrease in interest rates during the twelve months following March 31, 2004 would result in a decline in the rate of growth of the Company’s projected net interest income. In addition, an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect the Bank’s net interest spread, asset quality, levels of prepayments and cash flows as well as the market value of its securities portfolio and overall profitability.

Commercial Capital may have difficulty managing its growth, which may divert resources and limit its ability to successfully expand its operations. Commercial Capital has grown substantially during the last couple of years. The acquisition of Hawthorne will significantly increase Commercial Capital’s assets from $1.96 billion at March 31, 2004 to approximately $4.70 billion at the time of acquisition, which does not take into consideration purchase accounting adjustments or the recently announced sale of Hawthorne’s securities portfolio. Commercial Capital expects to continue to experience significant growth in the amount of its assets, the level of its deposits, the number of its clients and the scale of its operations. Commercial Capital’s future profitability will depend in part on its continued ability to grow and Commercial Capital can give no assurance that it will be able to sustain its historical growth rate or even be able to continue to grow at all.

In past years, Commercial Capital incurred substantial expenses to build its management team and personnel, develop its delivery systems and establish is infrastructure to support its future loan growth. Commercial Capital’s future success will depend on the ability of its officers and key employees to continue to implement and improve its operational, financial and management controls, reporting systems and procedures, and manage a growing number of client relationships. Commercial Capital may not be able to successfully implement improvements to its management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Thus, Commercial Capital cannot give assurances that its growth strategy will not place a strain on its administrative and operational infrastructure.

In addition, Commercial Capital intends to grow its deposits and expand its retail banking franchise. In the Hawthorne acquisition, Commercial Capital added 15 additional branch offices. Further expansion will require additional capital expenditures and Commercial Capital may not be successful expanding its franchise or in attracting or retaining the personnel it requires. Furthermore, various factors such as economic conditions, regulatory and legislative considerations and competition may impede or limit Commercial Capital’s growth. If Commercial Capital is unable to expand its business as it anticipates, it may be unable to realize any benefit from the investments it has made to support future growth. Alternatively, if Commercial Capital is unable to manage future expansion in its operations, it may have to incur additional expenditures beyond current projections to support such growth.

Commercial Capital Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent Commercial Capital requires such dividends in the future, may affect its ability to service its debt and pay dividends. Commercial Capital is a separate legal entity from its subsidiaries and does not have significant operations of its own. Commercial Capital currently depends on its cash and liquidity as well as dividends from

CCM to pay its operating expenses and interest payments due on its trust preferred securities. No assurance can be made that in the future, CCM will have the capacity to pay the necessary dividends and that Commercial Capital will not require dividends from the Bank to satisfy Commercial Capital’s obligations. The availability of dividends from the Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of the Bank and other factors, that the Office of Thrift Supervision, or OTS, the Bank’s primary regulator, could assert that payment of dividends or other payments by the Bank are an unsafe or unsound practice. In the event CCM is unable to pay dividends sufficient to satisfy Commercial Capital’s obligations and the Bank is unable to pay dividends to Commercial Capital, Commercial Capital may not be able to service its debt, pay its obligations as they become due, or pay dividends on the Common Stock. Consequently, the inability to receive dividends from the Bank could adversely affect Commercial Capital’s financial condition, results of operations and prospects.

Commercial Capital’s allowance for loan losses may not be adequate to cover actual losses. Like all financial institutions, Commercial Capital maintains an allowance for loan losses to provide for loan defaults and non-performance. Commercial Capital’s allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect Commercial Capital’s operating results. Commercial Capital’s allowance for loan losses is based on its prior experience, as well as an evaluation of the risks associated with its loans held for investment. To date, Commercial Capital has experienced negligible losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond Commercial Capital’s control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review Commercial Capital’s loans and allowance for loan losses. While Commercial Capital believes that its allowance for loan losses is adequate to cover current losses, Commercial Capital cannot assure you that it will not need to increase its allowance for loan losses or that regulators will not require Commercial Capital to increase this allowance. Either of these occurrences could materially and adversely affect Commercial Capital’s earnings and profitability.

Commercial Capital’s business is subject to various lending and other economic risks that could adversely impact our results of operations and financial condition. Changes in economic conditions, particularly an economic slowdown in California, could hurt Commercial Capital’s business. Commercial Capital’s business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation, all of which are beyond its control. A deterioration in economic conditions, in particular an economic slowdown within California, could result in the following consequences, any of which could hurt Commercial Capital’s business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•	collateral for loans made by Commercial Capital, especially real estate, may decline in value, in turn reducing a client’s borrowing power, and reducing the value of assets and collateral associated with Commercial Capital’s loans held for investment.

A downturn in the California real estate market could hurt Commercial Capital’s business. Since commencing operations, Commercial Capital’s business activities and credit exposure have been concentrated in California. A downturn in the California real estate market could hurt Commercial Capital’s business because the vast majority of our loans are secured by real estate located within California. If there is a significant decline in real estate values, especially in California, the collateral for Commercial Capital’s loans will provide less security. As a result, Commercial Capital’s ability to recover on defaulted loans by selling the underlying real estate would be diminished, and Commercial Capital would be more likely to suffer losses on defaulted loans. Real estate values in California could be affected by, among other things, earthquakes and other natural disasters particular to California.

Commercial Capital may suffer losses in its loan portfolio despite its underwriting practices. Commercial Capital seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices. These practices include analysis of a borrower’s prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although Commercial Capital believes that our underwriting criteria are appropriate for the various kinds of loans it makes, Commercial Capital may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in its allowance for loan losses.

Commercial Capital is subject to extensive regulation which could adversely affect its operations. Commercial Capital’s operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Commercial Capital believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because Commercial Capital’s business is highly regulated, the laws, rules and regulations applicable to it are subject to regular modification and change. There can be no assurance that there will be no laws, rules or regulations adopted in the future, which could make compliance more difficult or expensive, or otherwise adversely affect Commercial Capital’s business, financial condition or prospects.

Commercial Capital faces strong competition from other financial institutions, financial service companies and other organizations offering services similar to those offered by Commercial Capital, which could hurt its business. Commercial Capital conducts its business operations primarily in California. Increased competition within California may result in reduced loan originations and deposits. Ultimately, Commercial Capital may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that Commercial Capital offers. These competitors include other savings associations, national banks, regional banks and other community banks. Commercial Capital also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, Commercial Capital’s competitors include national banks and major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than Commercial Capital is, may be able to offer the same loan products and services that Commercial Capital offers at more competitive rates and prices. If Commercial Capital is unable to attract and retain banking clients, it may be unable to continue its loan and deposit growth and its business, financial condition and prospects may be negatively affected.

USE OF PROCEEDS

Commercial Capital will not receive any cash proceeds from the sale of the Common Stock offered hereby by the Selling Securityholders.

Commercial Capital will receive from the Selling Securityholders the exercise price paid to receive the Common Stock issuable pursuant to the Commercial Capital Warrants, which are exercisable at $0.74 per share, or an aggregate of $702,496, without giving effect to the expense associated with the preparation and filing of this Registration Statement. Commercial Capital expects to use any of such proceeds for working capital purposes.

DIVIDEND POLICY

Commercial Capital does not currently pay cash dividends on the Common Stock. In the future, the timing and amount of any dividends will be determined by the Board of Directors of Commercial Capital and will depend, among other factors, upon its earnings, financial condition, cash requirements, the capital requirements of the Bank and investment opportunities at the time any such payment is considered.

As a holding company, the payment of any dividends by Commercial Capital will be significantly dependent on dividends received by Commercial Capital from CCM and the Bank.

DESCRIPTION OF CAPITAL STOCK

In connection with the acquisition of Hawthorne, Commercial Capital amended its articles of incorporation to increase its authorized capitalization to 200,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of June 30, 2004, Commercial Capital had 53,126,308 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. In addition, at the same date, Commercial Capital had outstanding stock options to purchase an aggregate of 5,550,049 shares of Common Stock pursuant to its stock option plans (which includes the Hawthorne stock option plan assumed in the Merger), and Commercial Capital Warrants which are the subject of this Registration Statement to purchase 949,319 shares of Common Stock.

The following description of Commercial Capital’s capital stock does not purport to be complete and is qualified in all respects by reference to Commercial Capital’s articles of incorporation and bylaws and the corporate law of Nevada.

Company Common Stock

Each share of Common Stock is entitled to one vote on all matters submitted to a vote at any meeting of stockholders. Holders of Common Stock are entitled to receive dividends as may be declared by Commercial Capital’s Board of Directors out of funds legally available therefore and, upon liquidation, to receive pro rata all assets, if any, of Commercial Capital available for distribution after the payment of creditors. Holders of Common Stock have no preemptive rights to subscribe for any additional securities of any class that Commercial Capital may issue, nor any conversion, redemption or sinking fund rights. Holders of Common Stock do not have the right to cumulate votes in the election of directors. The rights and privileges of holders of Common Stock are subject to any preferences that Commercial Capital’s Board of Directors may set for any series of Preferred Stock that Commercial Capital may issue in the future.

Company Preferred Stock

Under Commercial Capital’s articles of incorporation, Commercial Capital may issue shares of Preferred Stock in one or more series, as may be determined by the Company’s Board of Directors. Commercial Capital’s Board of Directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the stockholders. Any Preferred Stock issued will rank senior to Common Stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Commercial Capital, or both. In addition, any shares of Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Preferred Stock, or merely the existing authorization of Commercial Capital’s Board of Directors to issue shares of Preferred Stock, may tend to discourage or impede a merger or other change in control of Commercial Capital. The number of shares of Preferred Stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the Board of Directors of Commercial Capital. No shares of Preferred Stock are currently outstanding.

Warrants

Pursuant to the terms of the Merger between Commercial Capital and Hawthorne, which was consummated on June 4, 2004, at the effective time of the Merger, each Hawthorne warrant representing a right to acquire shares of Hawthorne common stock which was then outstanding, whether or not vested or exercisable, was automatically converted into a Commercial Capital Warrant to purchase shares of Commercial Capital Common Stock. From and after the effective time of the Merger, (i) each Hawthorne warrant assumed by Commercial Capital may be exercised solely for shares of Commercial Capital Common Stock (ii) the number of shares of Commercial Capital Common Stock subject to such Hawthorne warrant shall be equal to the number of shares of Hawthorne common stock subject to such Hawthorne warrant immediately prior to the effective time of the Merger multiplied by the exchange ratio in the Merger (1.9333), provided that any fractional shares of Commercial Capital Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iii) the per share exercise price under each such Hawthorne warrant shall be adjusted by dividing the per share exercise price under each such Hawthorne warrant by the exchange ratio in the Merger (1.9333), provided that such exercise price shall be rounded up to the nearest cent.

Commercial Capital agreed in the Merger Agreement to file a registration statement on Form S-3 with respect to the shares of Commercial Capital Common Stock subject to the Hawthorne warrants and to use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such shares of Commercial Capital Common Stock may be sold without a further holding period under Rule 144 under the Securities Act.

Commercial Capital is registering pursuant to this Registration Statement an aggregate of 949,319 shares of Commercial Capital Common Stock, which may be received upon exercise of Commercial Capital Warrants.

The Commercial Capital Warrants will expire if not exercised by 5:00 p.m., Pacific Time, on December 11, 2005. The registered holder of a Commercial Capital Warrant has the right to purchase from Commercial Capital the number of shares of Common Stock set forth on the face thereof (as may be adjusted pursuant to the terms of the Commercial Capital Warrant) at the price of $0.74 per share (as may be adjusted pursuant to the terms of the Commercial Capital Warrant, the “Exercise Price”). The Exercise Price and the number and kind of shares of Common Stock issuable upon the exercise of the Commercial Capital Warrants will be subject to change or adjustment from time to time in the event Commercial Capital, (i) issues any shares of Common Stock as a stock dividend to the holders of Common Stock, (ii) subdivides or combines the outstanding shares of Common Stock into a greater or lesser number of shares or (iii) issues any shares of its capital stock in a reclassification or reorganization of the Common Stock.

RESTRICTIONS ON ACQUISITION OF THE COMPANY

A number of provisions of Commercial Capital articles of incorporation and bylaws deal with matters of corporate governance and the rights of its stockholders. The following discussion is a general summary of all material provisions of our articles of incorporation and bylaws which might be deemed to have a potential “anti-takeover” effect. Reference should be made in each case to Commercial Capital’s articles of incorporation and bylaws.

Board of Directors. Commercial Capital’s articles of incorporation and bylaws contain provisions relating to its Board of Directors. The bylaws currently state that the authorized number of directors of Commercial Capital shall be not less than five nor more than 15. In connection with Commercial Capital’s acquisition of Hawthorne, the size of Commercial Capital’s Board of Directors was increased from seven directors to nine directors, and three of Hawthorne’s directors were elected to the Commercial Capital Board of Directors. The Board of Directors, which prior to the Merger was divided into two classes with directors serving staggered two-year terms, will be divided into three classes, with directors serving staggered three-year terms, commencing at Commercial Capital’s 2005 annual meeting of stockholders.

Commercial Capital does not permit cumulative voting in the election of directors. Directors may be removed pursuant to Nevada corporate law by a vote of at least two-thirds of Commercial Capital’s stockholders. Any vacancy occurring in the Board of Directors for any reason, including an increase in the number of authorized directors, may be filled by the concurring vote of two-thirds of the directors then in office, regardless of whether there is a quorum of the Board of Directors, and a director appointed to fill a vacancy serves for the remainder of the term to which the director has been elected, and until his or her successor has been elected and qualified.

Commercial Capital’s bylaws govern nominations for election to the Board of Directors and provide that nominations for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder eligible to vote at an annual meeting of stockholders who has complied with specified notice requirements. Written notice of a stockholder nomination must be delivered or mailed to the chairman/chief executive officer or vice chairman/ president by the later of the close of business 21 days before any meeting of stockholders called for the election of directors or ten days after the date of mailing of notice of the meeting to stockholders. Nominations not made in accordance with Commercial Capital’s bylaws are disregarded.

Limitation of Liability. Commercial Capital’s articles of incorporation provide that stockholders, officers or directors shall not be personally liable for the payment of our debts, except as they may be liable by reason of their own conduct or acts. In addition, Commercial Capital’s articles of incorporation provide that no director or officer shall be liable to Commercial Capital or its stockholders for monetary damages for breach of fiduciary duty, provided that a director of officer may still be liable for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of specific provisions of the Nevada General Corporation Law.

Indemnification of Directors, Officers, Employees and Agents. Pursuant to Commercial Capital’s articles of incorporation and bylaws, Commercial Capital has agreed to indemnify Commercial Capital’s directors, officers, employees and agents, to the fullest extent permitted by Nevada law, from and against any and all expenses and liabilities permitted by Nevada law. The indemnification provided for in Commercial Capital’s articles of incorporation is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and applies to such party both as to action in his or her official capacity and as to action in another capacity while holding such office. Moreover, the indemnification Commercial Capital provides continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Commercial Capital’s bylaws also provide that it will pay, in advance, for expenses incurred in defending any civil or criminal action or proceeding for which it must or could pay for indemnification, provided that any party seeking such indemnification provides to us an undertaking that such person will repay any such amount to us in the event that it is ultimately determined that such party is not entitled to indemnification.

The indemnification provided for in Commercial Capital’s articles of incorporation, consistent with Nevada law, is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and applies to such party both as to action in his or her official capacity and as to action in his or her official capacity and as to action in another capacity while holding such office. Moreover, the indemnification Commercial Capital provides continues as to a person who has ceased to be a director or officer and inures to the benefit of the heirs, executors and administrators of such a person. However, under Nevada law, indemnification generally may not be made to, or on behalf of, any director or officer if it is established that such person’s acts or omissions involved intentional misconduct, fraud or knowing violation of the law and were material to the cause of action.

Commercial Capital and the Bank have entered into agreements to indemnify each of their directors. Those former directors of Hawthorne who have become directors of the Registrant and the Bank shall enter into similar agreements. The indemnification agreements require Commercial Capital and the Bank to indemnify the directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature and certain investigations by banking regulators, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Special Meetings of Stockholders and Stockholder Proposals. Under Nevada law, a special meeting of the stockholders may be called by a corporation’s board of directors, two directors or the president unless otherwise provided in the articles of incorporation. The articles of incorporation of Commercial Capital do not provide authority to call special meetings of stockholders to any other person.

At an annual meeting of Commercial Capital’s stockholders, only such business as is properly brought before the meeting shall be conducted. To be properly brought, business must be specified in the notice of meeting given by Commercial Capital’s Board of Directors or otherwise properly brought by a stockholder.

Amendment of Articles of Incorporation and Bylaws. Under Nevada law, a board of directors must adopt a resolution setting forth the proposed amendment to the articles of incorporation and either call a special meeting of stockholders or direct that the proposed amendment be considered at the next annual meeting. Under Nevada law, amendments to a public corporation’s articles of incorporation must generally be approved by stockholders holding shares entitling them to exercise at least a majority of the voting power unless another proportion is specified (i) in the articles of incorporation, (ii) as may be required in the case of a vote by classes or series, or (iii) by other provisions of Nevada law. Commercial Capital’s articles of incorporation require approval by the affirmative vote of not less than two-thirds of the outstanding shares of capital stock entitled to vote generally in an election of directors cast at a meeting of stockholders to amend certain provisions of the articles of incorporation relating to the classified Board of Directors, combinations with certain interested stockholders, amending the bylaws and amending the articles of incorporation.

Under Nevada law, a corporation’s board of directors can amend or repeal the bylaws, or adopt new bylaws, unless the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Nevada law provides that a corporation’s articles of incorporation may grant authority to amend the bylaws with the board of directors exclusively. Commercial Capital’s articles of incorporation authorize Commercial Capital’s Board of Directors to amend its bylaws by vote of a majority of the Board of Directors at a meeting. The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of the holders of not less than two-thirds of the votes cast by stockholders of Commercial Capital at a meeting of stockholders.

Other Restrictions on the Ability of Others to Acquire Commercial Capital. Several provisions of the Nevada General Corporation Law (the “NGCL”) affect the acquisition of the Common Stock or control of Commercial Capital. The NGCL generally provides that a “resident domestic corporation” shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. After three years, a “resident domestic corporation” is only authorized to engage in a combination which was either authorized by the board prior to the three years, authorized by a majority of disinterested stockholders or meets various fair price criteria.

For purposes of this statute, a “resident domestic corporation” is a domestic corporation that has 200 or more stockholders of record. An “interested stockholder” generally means any person that (i) is the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. For purposes of this statute, an affiliate and associate of an interested stockholder is likewise considered to be an interested stockholder. The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 5% or more of a corporation’s assets and various other transactions that may benefit an interested stockholder.

In addition to Nevada law, Commercial Capital’s articles of incorporation include a requirement that specified business combinations with a related person be approved by an affirmative vote of at least two-thirds of the outstanding shares entitled to vote, unless a majority vote of directors who are not affiliated with such related person and were incumbent prior to the time such person became a related person, approve the business combination. Commercial Capital’s articles of incorporation define “business combination” to include the following: (a) a merger or consolidation with a related person; (b) a merger or consolidation of a related person with or into Commercial Capital or any of its subsidiaries; (c) the issuance of Commercial Capital securities or those of any of its subsidiaries, to a related person other than stock options; (d) acquisition by Commercial Capital or its subsidiaries of any security of a related person; (e) any reclassification or recapitalization of Commercial Capital’s common stock, or (f) any agreement, contract or other arrangement providing for any of the foregoing transactions. A “related person” is defined in the articles of incorporation as any individual, corporation, partnership or other person or entity which, together with its affiliates, is the beneficial owner of ten percent (10%) of Commercial Capital’s capital stock.

The NGCL also prohibits an acquirer, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation’s stockholders. The relevant threshold ownership percentages of the voting power of the corporation in the election of directors are: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more. Once an acquirer crosses one of these thresholds, those shares acquired in an offer or acquisition and those shares acquired within the preceding ninety days become control shares and such control shares are deprived of the right to vote until disinterested stockholders restore the right. This provision will not apply if the articles of incorporation or bylaws of the target corporation in effect on the tenth day following the acquisition of a controlling interest provides that this provision does not apply.

The NGCL also provides that, unless otherwise provided in the corporation’s articles or bylaws in effect on the tenth day following the acquisition of a controlling interest, in the event control shares are accorded full voting rights and the acquirer has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights for the control shares may dissent, in accordance with the Nevada statutory procedures dealing with dissenters’ rights, and obtain payment of the fair value of their shares.

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the Office of Thrift Supervision of the Department of the Treasury (the “OTS”) has been given 60 days’ prior written notice. The Home Owners’ Loan Act of 1933, as amended, provides that no company may acquire “control” of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS.

Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire “control,” as that term is defined in OTS regulations, of a federally insured savings association without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of a savings and loan holding company, from acquiring control of any savings association that is not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

SELLING SECURITYHOLDERS

This Prospectus relates to the offer and sale by the Selling Securityholders of 949,319 shares of Common Stock issuable upon exercise of Commercial Capital Warrants to purchase 949,319 shares of Common Stock expiring December 11, 2005.

The Commercial Capital Warrants were originally issued by Hawthorne in private transactions. Hawthorne registered the Hawthorne Warrants pursuant to a Registration Rights Agreement, dated as of December 12, 1995. From and after the effective time of the Merger, (i) each Hawthorne warrant assumed by Commercial Capital may be exercised solely for shares of Commercial Capital Common Stock (ii) the number of shares of Commercial Capital Common Stock subject to such Hawthorne warrant shall be equal to the number of shares of Hawthorne common stock subject to such Hawthorne warrant immediately prior to the effective time of the Merger multiplied by the exchange ratio in the Merger (1.9333), provided that any fractional shares of Commercial Capital Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iii) the per share exercise price under each such Hawthorne warrant shall be adjusted by dividing the per share exercise price under each such Hawthorne warrant by the exchange ratio in the Merger (1.9333), provided that such exercise price shall be rounded up to the nearest cent.

In connection with the Merger, Commercial Capital agreed to assume Hawthorne’s obligations under the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Commercial Capital will pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the Common Stock, the filing fee payable to The Nasdaq Stock Market, Inc. and any printing fees incurred in connection therewith. Each Selling Securityholder shall pay his, her or its own legal and accounting fees and any other expenses incurred by the Selling Securityholder. Any commissions, discounts or other fees payable to broker-dealers or other agents in connection with any sale of the Common Stock by a Selling Securityholder will be payable by the Selling Securityholder.

Commercial Capital has agreed to indemnify the Selling Securityholders against certain liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement, other than liabilities arising from information supplied by the Selling Securityholders for use in the Registration Statement. Each Selling Securityholder, severally but not jointly, has agreed to indemnify Commercial Capital against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement insofar as such misstatements or omissions were made in reliance upon written information furnished to Commercial Capital by such Selling Securityholder expressly for use in the Registration Statement.

Because the Selling Securityholders may offer all or some of the Common Stock, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Common Stock that will be held by the Selling Securityholders after completion of the offering, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Securityholders after completion of the offering.

The following table sets forth the name of each Securityholder and the number of shares of Common Stock beneficially owned and offered hereby by each Selling Securityholder. The information presented is derived from the Company’s records. Except as indicated in the notes to the table, the Selling Securityholders have not held any position or had any other material relationship with the Company in the past three years.

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Offered Hereby(1)	Common Stock Beneficially Owned After Offering
Sierra Resources Limited	0	404,734	404,734
T. Cole & K. Goodrich, Trustees, Elias, Matz, Tiernan & Herrick L.L.P. Svg. & PS Plan DTD 1/1/89 FBO W. Michael Herrick	26,704	26,981	53,685
Jane F. Matz	27,572	134,911	162,483
Timothy R. Chrisman(2)	151,003	18,396	169,399
David Hardin(3)	3,929	13,490	17,419
Prosper Capital Management, L.P.	645	3,762	4,407
Lyda Hunt—Caroline Trust—Patrick Brian Sands	605	20,467	21,072
Lyda Hunt—Herbert Trusts—Barbara Ann Hunt	2,107	12,282	14,389
Lyda Hunt—Herbert Trusts—David Shelton Hunt	5,620	32,746	38,366
William Herbert Hunt Trust Estate	14,047	81,865	95,912
Crow Support Trust	4,914	28,655	33,569
Randy Best	726	8,187	8,913
Kelcy L. Warren	1,211	20,467	21,678
Primal Trust No. 3	1,757	10,231	11,988
Primal Trust No. 2	1,757	10,231	11,988
Primal Trust No. 1	2,459	14,325	16,784
John L. Zogg, Jr.	0	6,140	6,140
Tyndall Partners	0	101,318	101,318
Thomas Coleman	0	131	131

	245,056	949,319	1,194,375

(1)	Assumes full expense of Commercial Capital Warrant.
(2)	Director of Commercial Capital. Includes 86,996 shares of Common Stock subject to stock options which are exerciseable within 60 days.
(3)	Includes 3,057 shares held in Mr. Hardin’s 401(k).

PLAN OF DISTRIBUTION

The sale or distribution of all or any portion of the Common Stock may be effected from time to time by the Selling Securityholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange or automated inter-dealer quotation system on which the Common Stock are listed or traded, if any, in privately-negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Commercial Capital will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders, but will be paid by Selling Securityholders the exercise price for Commercial Capital Warrants, which is $0.74 per share of Common Stock.

The methods by which the Common Stock may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers, or to or through marketmakers, (iv) transactions in put or call options or other rights established after the effectiveness of the Registration Statement of which this Prospectus is a part, (v) pro rata distributions as part of the liquidation and winding up of the affairs of a Selling Securityholder and (vi) privately-negotiated transactions. In addition, any of the Common Stock that qualify for sale pursuant to Rule 144 under the Common Stock Act, as discussed below, may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

In the case of sales of the Common Stock effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of the Common Stock sold by or through such broker-dealers, or both. The Selling Securityholder and any broker-dealers or agents participating in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Common Stock Act and any commissions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Common Stock Act.

Commercial Capital has advised the Selling Securityholders of the need for delivery of copies of this Prospectus and that each Selling Securityholder and any other person participating in a distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of Common Stock by, Selling Securityholders and other persons participating in a distribution of the Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions. All of the foregoing may affect the marketability of the Common Stock offered hereby.

Shares of Common Stock not sold pursuant to the Registration Statement of which this Prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose shares of Common Stock are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares of Common Stock which does not exceed the greater of one percent of the outstanding Common Stock or the average weekly reported trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares of Common Stock by a person who is not an affiliate of Commercial Capital and who has satisfied a two-year holding period without any volume limitation.

LEGAL MATTERS

Patton Boggs LLP, Washington, D.C., will pass upon the validity of the securities offered hereby.

EXPERTS

The consolidated financial statements of Commercial Capital Bancorp, Inc. and subsidiaries incorporated in this Registration Statement by reference from Commercial Capital’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report, which contains an explanatory paragraph that states that Commercial Capital changed its accounting for goodwill and other intangible assets in 2002, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COMMERCIAL CAPITAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH COMMON STOCK THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

949,319 SHARES OF COMMON STOCK

JULY             , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an estimate of the expenses to be incurred by the Company in connection with the offering of Securities by the Selling Securityholders described herein.

SEC registration fee	$2,431
Legal fees and expenses	15,000
Miscellaneous expenses	2,569

$20,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Commercial Capital and the Bank have entered into agreements to indemnify each of their directors. Those former directors of Hawthorne who have become directors of the Registrant and the Bank shall enter into similar agreements. The indemnification agreements require Commercial Capital and the Bank to indemnify the directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature and certain investigations by banking regulators, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of the indemnification agreements were filed as Exhibits 10.17 and 10.18 to the Registrant’s Registration Statement on Form S-1 (No. 333-99631) filed with the Commission on September 16, 2002, as amended.

Section 3.15 of the Registrant’s Bylaws provides as follows:

Section 3.15 Indemnification of Agents of the Corporation: Purchase of Liability Insurance.

(a) The corporation shall, to the maximum extent and in the manner permitted by the NGCL, indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 3.15 a “director” of the corporation includes any person (i) who is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or (ii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(b) The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an officer, employee or agent of the corporation. For purposes of this Section 3.15, an “officer,” “employee” or “agent” of the corporation includes any person (i) who is or was an officer, employee, or agent of the corporation, (ii) who is or was serving at the request of the corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an officer, employee or agent of the corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(c) Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 3.15 shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnification party is not entitled to be indemnified as authorized in this Section 3.15. Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is permitted pursuant to Section 3.15 may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 3.15.

(d) The indemnification provided by this Section 3.15 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

(e) The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 3.15.

(f) No indemnification or advance shall be made under this Section 3.15, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(1) That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

The NGCL provides as follows:

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NGCL 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NGCL 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NGCL 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1. Any discretionary indemnification pursuant to NGCL 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NGCL 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NGCL 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

4. In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NGCL.

ITEM 16. EXHIBITS

Exhibits are listed by number corresponding to the Exhibit Table of Item 601 of Regulation S-K.

Exhibit No.	Description

4.0	Specimen stock certificate of Commercial Capital Bancorp, Inc. (1)

4.1	Indenture dated November 28, 2001 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company (1)

4.2	Indenture dated March 15, 2003 between Commercial Capital Bancorp, Inc. and Wells Fargo Bank, National Association (1)

4.3	Indenture dated March 26, 2003 between Commercial Capital Bancorp, Inc. and State Street Bank & Trust Company (1)

4.4	Indenture dated September 25, 2003 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company (2)

4.5	Indenture dated December 19, 2003 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company (3)

4.6	Indenture dated March 31, 2004 between Commercial Capital Bancorp, Inc. and Deutsche Bank Trust Company Americas (4)

4.7	Indenture dated May 27, 2004 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company

4.8	Indenture dated June 22, 2004 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company

4.9	Form of Hawthorne Financial Corporation Warrants (5)

4.10	Registration Rights Agreement dated December 12, 1995 by and among Hawthorne Financial Corporation and each of the Investors named therein (5)

5.1	Opinion of Patton Boggs LLP regarding the legality of the Securities

10.1	Agreement and Plan of Merger, dated January 27, 2004, among Commercial Capital Bancorp, Inc., CCBI Acquisition Corp. and Hawthorne Financial Corporation (6)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (located on signature page hereto)

(1)	Incorporated by reference from the Registration Statement on Form S-1 (No. 333-99631) filed with the SEC on September 16, 2002, as amended.
(2)	Incorporated by reference from the Form 10-Q for the quarter ending September 30, 2003 filed with the SEC on November 14, 2003.
(3)	Incorporated by reference from the Annual Report on form 10-K for the year ending December 31, 2003 filed with the SEC on March 12, 2004.
(4)	Incorporated by reference from the Form 10-Q for the quarter ending March 31, 2004 filed with the SEC on May 10, 2004.
(5)	Incorporated by reference from Hawthorne Financial Corporation’s current Report on 8-K filed with the SEC on February 7, 1996.
(6)	Incorporated by reference from the Registration Statement of Form S-4 (No. 333-113869) filed with the SEC on March 23, 2004, as amended on April 13, 2004.

ITEM 17. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being transferred which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 22nd day of July, 2004.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/S/ STEPHEN H. GORDON
Stephen H. Gordon Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each director of the Registrant whose signature appears below, hereby makes, constitutes and appoints Stephen H. Gordon and Christopher G. Hagerty, and each of them severally as his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments and generally to do all such things in their behalf in their capacity as directors and/or officers to make the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirement of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ STEPHEN H. GORDON Stephen H. Gordon	Chairman and Chief Executive Officer (Principal Executive Officer)	July 22, 2004

/S/ CHRISTOPHER G. HAGERTY Christopher G. Hagerty	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 22, 2004

/S/ DAVID S. DEPILLO David S. DePillo	Director, President and Chief Operating Officer	July 22, 2004

/S/ JAMES G. BRAKKE James G. Brakke	Director	July 22, 2004

/S/ BARNEY R. NORTHCOTE Barney R. Northcote	Director	July 22, 2004

/S/ ROBERT J. SHACKLETON Robert J. Shackleton	Director	July 22, 2004

/S/ TIMOTHY R. CHRISMAN Timothy R. Chrisman	Director	July 22, 2004

/S/ GARY W. BRUMMETT Gary W. Brummett	Director	July 22, 2004

/S/ ANTHONY W. LIBERATI Anthony W. Liberati	Director	July 22, 2004